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Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:

MEDIA COMMUNICATIONS Amy Bass Director of Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary—Treasurer (417) 625-5108 jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY
FILES FOR NEW MISSOURI WATER RATES

JOPLIN, MO—May 15, 2002—The Empire District Electric Company (NYSE:EDE) announced today that it has filed a request with the Missouri Public Service Commission (MPSC) for changes in rates for its Missouri water customers. The Company is seeking an annual increase in revenues of approximately $361,000, or 33.9%. This request is the first since February 1994 and, if approved, would represent an increase of approximately $4.40 per month for a residential customer with a monthly usage of 4,000 gallons.

        In making the announcement, Mr. Mike Palmer, Vice President—Commercial Operations, commented, "Continued growth in the communities we provide with water service, along with modernization and improvements to the water distribution system, has prompted us to invest approximately $3.6 million in the system since our last rate case."

        Mr. Palmer also announced, "In recent months, we have talked with several parties about the purchase of our water properties. We have now discontinued our efforts to sell the water systems. We believe it is in the best interest of our customers, employees and shareholders to retain ownership."

        Based in Joplin, Missouri, The Empire District Electric Company is an investor-owned utility providing electric service to approximately 150,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas and water service to approximately 4,500 customers in the Missouri communities of Aurora, Marionville and Verona. The Company also provides monitored security, fiber optic service, and decorative lighting.

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Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY    •    602 JOPLIN STREET    •    JOPLIN, MISSOURI 64802     •    417-625-5100    •    FAX: 417-625-5169     •    www.empiredistrict.com

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  Exhibit 99.1
THE EMPIRE DISTRICT ELECTRIC COMPANY FILES FOR NEW MISSOURI WATER RATES